Exhibit 10.15

Lease Agreement

Between

VELOCITY REAL ESTATE HOLDINGS, LLC

A Texas Limited Liability Company

As Landlord, And

Swarmer, Inc.

A Delaware C Corporation

As Tenant,

Covering approximately 2,893 rentable square feet

of the Building known as

QUARRY LAKE I

located at

4515 SETON CENTER PARKWAY

AUSTIN, TX 78759

TABLE OF CONTENTS

Page

SECTION 1. DEFINITIONS AND BASIC PROVISIONS		1
SECTION 2. LEASE GRANT		1
SECTION 3. TERM		1
(a)	Term Defined	1
(b)	No Liability if Term Delayed	1
(c)	Condition of the Premises	1
SECTION 4. RENT		1
(a)	Payment	1
(b)	Increases to Basic Rental	2
(c)	Basic Costs	2
(d)	Annual Cost Statement	2
(e)	Adjustments to Basic Costs	2
SECTION 5. DELINQUENT PAYMENT; HANDLING CHARGES		2
SECTION 6. SECURITY DEPOSIT		2
SECTION 7. LANDLORD’S OBLIGATIONS		3
(a)	Services	3
(b)	Excess Utility Use	3
(c)	Discontinuance	4
(d)	Restoration of Services; Abatement	4
(e)	Tenant Signage	4
(f)	Special Landlord Obligations	4
SECTION 8. IMPROVEMENTS AND REPAIRS		5
(a)	Improvements; Alterations	5
(b)	Repairs; Maintenance	5
(c)	Performance of Work	5
(d)	Mechanic’s Liens	5
(e)	Special Tenant Obligations	6
SECTION 9. PERMITTED AND PROHIBITED USES		6
SECTION 10. ASSIGNMENT AND SUBLETTING		6
(a)	Transfers; Consent	6
(b)	Cancellation	7
(c)	Additional Compensation	7
SECTION 11. INSURANCE; WAIVERS; SUBROGATION; INDEMNITY		7
(a)	Tenant Insurance	7
(b)	Landlord Insurance	8
(c)	Waiver of Negligence Claims; No Subrogation	8
(d)	Indemnity	9
SECTION 12. SUBORDINATION; ATTORNMENT; NOTICE TO LANDLORD’S MORTGAGEE		9
(a)	Subordination	9
(b)	Attornment	9
(c)	Notice to Landlord’s Mortgagee	9
SECTION 13. RULES AND REGULATIONS		9
SECTION 14. CONDEMNATION		9
(a)	Taking - Landlord’s and Tenant’s Rights	9
(b)	Taking - Landlord’s Rights	9
(c)	Award	10
SECTION 15. FIRE OR OTHER CASUALTY		10
(a)	Repair Estimate	10
(b)	Landlord’s and Tenant’s Rights	10
(c)	Landlord’s Rights	10
(d)	Repair Obligation	10
SECTION 16. TAXES		10
SECTION 17. EVENTS OF DEFAULT		11

SECTION 18. REMEDIES		11
SECTION 19. COSTS DUE TO DEFAULT; NO WAIVER		12
(a)	Costs Due to Default	12
(b)	No Waiver	12
SECTION 20. SURRENDER OF PREMISES		12
SECTION 21. HOLDING OVER		13
SECTION 22. CERTAIN RIGHTS RESERVED BY LANDLORD		13
SECTION 23. SUBSTITUTION SPACE		13
SECTION 24. HAZARDOUS SUBSTANCES		14
SECTION 25. TENANT EQUIPMENT		15
(a)	Access by Tenant Prior to Commencement of Term	15
(b)	Tenant Equipment	15
(c)	Tenant’s Duty to Restore Premises	15
(d)	Tenant Indemnification of Landlord and Agents	15
SECTION 26. MISCELLANEOUS		16
(a)	Landlord Transfer	16
(b)	Landlord’s Liability	16
(c)	Force Majeure	16
(d)	Brokers	16
(e)	Estoppel Certificates and Financial Information	16
(f)	Notices	16
(g)	Severability	16
(h)	Amendments; Binding Effect	17
(i)	Quiet Enjoyment	17
(j)	Joint and Several Liability	17
(k)	Captions	17
(l)	No Offer	17
(m)	Exhibits	17
(n)	Entire Agreement	17
(o)	Dates of Performance	17
(p)	Non-Disclosure	18
(q)	Time of the Essence	18
(r)	Waiver of Jury Trial	18
(s)	Attorneys’ Fees	18

EXHIBITS TO THIS LEASE

Exhibit A	Outline of Premises
Exhibit B	Building Rules and Regulation
Exhibit C	Basic Costs
Exhibit D	Parking
Exhibit E	Commencement Date Memorandum

BASIC LEASE INFORMATION

Lease Date:	October 20, 2025

Tenant:	Swarmer, Inc. a Delaware C Corporation

Tenant’s Address:	251 Little Falls Dr Wilmington, Delaware 19808

Tenant Contact:	Alexander Fink, President & US CEO

Tenant’s Broker:	Stream Realty Partners, to be paid by Landlord.

Landlord:	Velocity Real Estate Holdings, LLC, a Texas limited liability company

Landlord’s Contact:	Aquila Management Services, Property Manager for Landlord

Contact Address:

Attention: Director of Property Management

1717 West 6th Street, Suite #400

Austin, Texas 78703

with a copy to:

c/o Aquila Management Services

Attention: Property Manager

1717 West 6th Street, Suite #400

Austin, Texas 78703

Landlord’s Broker:	Aquila Commercial, LLC

Building:	The building commonly known as Quarry Lake I, located at 4515 Seton Center Parkway Austin, Texas 78759.

Premises:	Suite No. 330 containing approximately 2,893 rentable square feet (“RSF”) on the third floor of the Building. The Premises are outlined on the plan attached to the Lease as Exhibit A. The RSF comprising the Premises are computed based on the usable square feet within the Premises plus Tenant’s proportionate share of the common areas. The exact size of the Premises shall be determined and based on a mutually agreed floor plan for the Premises.

Project:	Quarry Lake I, located at 4515 Seton Center Parkway, Austin, Texas 78759.

Term:	Twenty-Six (26) months, commencing (a) on October 15, 2025 or (b) Five (5) days following the Lease Date, whichever is later (the “Commencement Date”), and ending at 11:59 p.m. on December 31, 2027, subject to adjustment and earlier termination as provided in the Lease. The Commencement Date shall not be delayed based on the failure to complete the Tenant Improvements to the Premises if the delay is caused by a Tenant Delay or circumstances outside the Landlord’s control.

Lease Summary Page 1

Base Rent:	Upon the Commencement Date, Base Rent shall be the following:

Period	Per RSF	Monthly Rent	Annual Rent
Months 1-2*:	$-	$-	$-
Months 3-12:	$26.00	$6,268.17	$62,681.70
Months 13-24:	$26.78	$6,456.21	$77,474.54
Months 25-26:	$27.58	$6,649.08	$13,298.16

*During Months 1 and 2, Base Rent shall be abated, provided no Event of Default exists beyond any applicable cure periods. Tenant shall pay Tenant’s Estimated Share of Basic Costs (defined in 4(c) below).

Upon execution of this Lease, Tenant shall pre-pay the Base Rent and Tenant’s Estimated Share of Basic Costs (defined in 4(c) of the Lease) for the first full month that such Rent is due. If the Commencement Date falls on a day other than the first day of a month, Tenant shall pay Base Rent and Tenant’s Estimated Share of Basic Costs for such pro-rated month, and the rent schedule as set forth herein shall begin on the first full month of the Term.

Security Deposit:	$ 20,758.91

Rent:	Base Rent, Tenant’s Proportionate Share of Basic Costs and all other sums that Tenant may owe to Landlord under the Lease.

Permitted Use:	General office use and uses incidental thereto.

Tenant’s Proportionate Share:	0.025%, which is the percentage obtained by dividing (a) the 2,893 RSF in the Premises by (b) the 117,265 RSF in the Building.

Tenant’s Estimated Share of Basic Costs:	For year 2025, Basic Costs are estimated to be $15.47 per RSF per year ($3,729.56 per month).

Initial Liability Insurance Amount:	$2,000,000.00

The foregoing Basic Lease Information is incorporated into and made a part of the Lease executed concurrently herewith (the “Lease”). All terms set forth in the left column of this Basic Lease Information are defined terms used in the Lease and have the meaning set forth in the corresponding right column. If any direct conflict exists between any Basic Lease Information and the Lease, then this Basic Lease Information shall control.

LANDLORD:	Velocity Real Estate Holdings, LLC, a Texas limited liability company

By:	/s/ Debbie Mitchell
Name:	Debbie Mitchell
Title:	President/CEO

TENANT:	Swarmer, Inc., a Delaware C Corporation

By:	/s/ Alexander Fink
Name:	Alexander Fink
Title:	President & US CEO

Lease Summary Page 2

LEASE

THIS LEASE AGREEMENT (“Lease”) is entered into as of October 20, 2025, between Velocity Real Estate Holdings, LLC, a Texas limited liability company (“Landlord”), and Swarmer Inc., a Delaware C Corporation (“Tenant”).

SECTION 1. DEFINITIONS AND BASIC PROVISIONS	The definitions and basic provisions set forth in the Basic Lease Information (the “Basic Lease Information”) executed by Landlord and Tenant contemporaneously herewith are incorporated herein by reference for all purposes.

SECTION 2. LEASE GRANT	Subject to the terms of this Lease, Landlord leases to Tenant, and Tenant leases from Landlord, the Premises.

SECTION 3. TERM

(a)       Term Defined. The Term of this Lease begins on the Commencement Date and ends on the date shown in the section labeled “Term” in the Basic Lease Information. At Landlord’s or Tenant’s request, and no later than ten (10) days following the Commencement Date, Landlord and Tenant shall execute a Commencement Date Memorandum in the form attached hereto as Exhibit F.

(b)       No Liability if Term Delayed. If this Lease is executed before the Premises become vacant or otherwise available and ready for occupancy by Tenant, and if Tenant is delayed in its construction of tenant improvements based on events outside of Landlord’s control, not including a Tenant Delay, or if any present occupant of the Premises holds over and Landlord cannot acquire possession of the Premises before the Commencement Date, then (i) Tenant’s obligation to pay Rent hereunder shall be waived until Landlord tenders possession of the Premises to Tenant, (ii) the Term shall be extended by the time between the scheduled Commencement Date and the date on which Landlord tenders possession of the Premises to Tenant (which date will then be defined as the Commencement Date), (iii) Landlord shall not be in default hereunder or be liable for damages therefor, and (iv) Tenant shall accept possession of the Premises when Landlord tenders possession thereof to Tenant.

(c)       Condition of the Premises. Except for the improvement listed in section 7(f) below, by occupying the Premises, Tenant shall be deemed to have accepted the Premises in their AS-IS condition as of the date of such occupancy.

SECTION 4. RENT

(a)       Payment. Tenant shall timely pay to Landlord the Base Rent and all additional sums to be paid by Tenant to Landlord under this Lease, including Tenant’s Proportionate Share of Basic Costs as set forth in subsection (c) below, without notice or demand and without deduction or set off, at Landlord’s Address (or such other address as Landlord may from time to time designate in writing to Tenant). Base Rent, adjusted as herein provided, shall be payable monthly in advance. An installment of Base Rent for a full calendar month shall be payable contemporaneously with the execution of this Lease; thereafter, except for those months shown in the Basic Lease Information for which Rent has been abated, monthly installments of Base Rent shall be due on the first day of the second full calendar month of the Term and continuing on the first day of each succeeding calendar month during the Term. Base Rent for any fractional month at the beginning of the Term shall be prorated based on 1/365th of the current annual Base Rent for each day of such partial month, and shall be due on the Commencement Date.

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(b)       Increases to Basic Rental. The monthly Base Rent shall increase as shown in the section entitled “Base Rent” in the Basic Lease Information.

(c)       Basic Costs. On a monthly basis, Tenant shall pay to Landlord an amount equal to one-twelfth (1/12th) of the product of (i) Landlord’s estimate of the annual Basic Costs for the Building (as described in Exhibit C), multiplied by (ii) Tenant’s Proportionate Share (hereinafter “Tenant’s Estimated Share of Basic Costs”). Tenant shall pay to Landlord, on the Commencement Date and on the first day of each calendar month thereafter, an amount equal to Tenant’s Estimated Share of Basic Costs for the ensuing month. From time to time during any calendar year, Landlord may estimate and re-estimate the Tenant’s Estimated Share of Basic Costs for that calendar year and deliver a copy of the estimate or re-estimate to Tenant. Thereafter, the monthly installments of Tenant’s Estimated Share of Basic Costs shall be appropriately adjusted in accordance with the estimations so that, by the end of the calendar year in question, Tenant shall have paid all of Tenant’s Estimated Share of Basic Costs. It is understood that the “estimated” cost is subject to revision based on the actual operating costs of the Building and Project.

(d)       Annual Cost Statement. By April 1 of each calendar year, or as soon thereafter as practicable, Landlord shall furnish to Tenant a statement of Landlord’s actual Basic Costs (the “Annual Cost Statement”) for the previous year, adjusted as provided in Section 4(e). Such Annual Cost Statement shall contain the information used by Landlord to prepare its standard accounting documents required to compute Landlord’s actual Basic Costs, plus Landlord’s calculation in determining Tenant’s Proportionate Share. If the Annual Cost Statement reveals that Tenant paid more for Basic Costs than Tenant’s actual share of Basic Costs in the year for which such statement was prepared, then Landlord shall, at its option, reimburse or credit Tenant for such excess within thirty (30) days after delivery of the Annual Cost Statement in question; likewise, if Tenant paid less than Tenant’s actual share of Basic Costs, then Tenant shall pay Landlord such deficiency within thirty (30) days after delivery of the Annual Cost Statement in question.

(e)       Adjustments to Basic Costs. With respect to any calendar year or partial calendar year in which the Building is not occupied to the extent of ninety-five percent (95%) of the rentable area thereof, the Basic Costs for such period shall, for the purposes hereof, be increased to the amount which would have been incurred had the Building been occupied to the extent of 95% of the rentable area thereof.

SECTION 5. DELINQUENT PAYMENT; HANDLING CHARGES	In the event any Rent has not been paid within five (5) days after Landlord notifies Tenant of such nonpayment, Tenant shall pay to Landlord a late fee equal to ten percent (10%) of the delinquent payment to reimburse Landlord for its cost and inconvenience incurred as a consequence of Tenant’s delinquency. In addition, if any Rent has not been paid within ten (10) days after Landlord notifies Tenant of such nonpayment, any such delinquent Rent shall bear interest from the date due until paid at the rate of ten percent (10%) per annum. In no event, however, shall the charges permitted under this Section 5 or elsewhere in this Lease, to the extent the same are considered to be interest under applicable law, exceed the maximum lawful rate of interest.

SECTION 6. SECURITY DEPOSIT	Contemporaneously with the execution of this Lease, Tenant shall pay to Landlord the Security Deposit, which shall be held by Landlord without liability for interest and as security for the performance by Tenant of its obligations under this Lease. Landlord may, from time to time and without prejudice to any other remedy, after the passage of any notice and cure periods set forth in this Lease, use all or a part of the Security Deposit to perform any obligation which Tenant was obligated, but failed, to perform hereunder. Following any such application of the Security Deposit, Tenant shall pay to Landlord on demand the amount so applied in order to restore the Security Deposit to its original amount and if Tenant fails to do so within five (5) days of such demand, it shall constitute an Event of Default. Within a reasonable time after the Term ends, which shall not exceed sixty (60) days after Tenant has provided Landlord with written notice of Tenant’s forwarding address, Landlord shall return to Tenant the balance of the Security Deposit not applied to satisfy Tenant’s obligations, with a written description and itemization of any deductions. If Landlord transfers its interest in the Premises, then Landlord may assign the Security Deposit to the transferee and Landlord thereafter shall have no further liability for the return of the Security Deposit.

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SECTION 7. LANDLORD’S OBLIGATIONS

(a)       Services. Landlord shall furnish to Tenant (i) water (hot and cold) at those points of supply provided for general use of tenants of the Building; (ii) heated and refrigerated air conditioning as appropriate, during normal business hours, and at such temperatures and in such amounts as are reasonably considered by Landlord to be standard; (iii) janitorial service to the Premises on weekdays other than Holidays for Building-standard installations (Landlord reserves the right to bill Tenant separately for extra janitorial service required for non-standard installations) and such window washing as may from time to time in Landlord’s judgment be reasonably required; (iv) elevator(s) for ingress and egress to the floor on which the Premises are located, in common with other tenants, provided that Landlord may reasonably limit the number of elevators to be in operation at times other than during normal business hours and on Holidays; (v) replacement of Building-standard light bulbs and fluorescent tubes; (vi) electrical current at a power capacity of four (4) watts per rentable space foot for lighting and outlets (“Normal Usage”); and (vii) cardkeys for cardkey access to the Building and the Premises at five (5) per one thousand (1,000) RSF. For buildings having lobby-based electronic sign directories, Landlord shall install Tenant’s name and suite information into the Building’s electronic sign directory and suite signage at no charge. Landlord shall maintain the common areas of the Building in commercially reasonably good order and condition, except for damage occasioned by Tenant, or its employees, agents or invitees. If Tenant desires heated and refrigerated air conditioning at any time other than normal business hours, such services shall be supplied to Tenant upon the written request of Tenant delivered to Landlord before 3:00 p.m. on the business day preceding such extra usage, and Tenant shall pay to Landlord the cost of such services the first day of the following calendar month after Landlord has delivered to Tenant an invoice therefor. As used herein, the term “normal business hours” shall mean from 7:00 a.m. to 6:00 p.m. Monday through Friday and from 8:00 a.m. to 1:00 p.m. on Saturdays, except for the following holidays (or the day observed in lieu thereof by national banks): New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day (collectively, the “Holidays”).

(b)       Excess Utility Use. Landlord shall use reasonable efforts to furnish electrical current for special lighting, computers and other equipment whose electrical energy consumption exceeds Normal Usage through the then-existing feeders and risers serving the Building and the Premises (not to exceed, however, four (4) watts per rentable square foot), and Tenant shall pay to Landlord the cost of such service the first day of the following calendar month after Landlord has delivered to Tenant an invoice therefor. Landlord may determine the amount of such additional consumption and potential consumption by either or both: (i) a survey of standard or average tenant usage of electricity in the Building performed by a reputable consultant selected by Landlord and paid for by Tenant; or (ii) a separate meter in the Premises installed, maintained, and read by Landlord, all at Tenant’s expense. Tenant shall not install any electrical equipment requiring special wiring or requiring electrical current in excess of Normal Usage unless approved in advance by Landlord. The use of electricity in the Premises shall not exceed the capacity of existing feeders and risers to or wiring in the Premises. Any risers or wiring required to meet Tenant’s excess electrical requirements shall, upon Tenant’s written request, be installed by Landlord, at Tenant’s cost, if, in Landlord’s sole and absolute judgment, the same are necessary and shall not cause permanent damage or injury to the Building or the Premises, cause or create a dangerous or hazardous condition, entail excessive or unreasonable alterations, repairs, or expenses, or interfere with or disturb other tenants of the Building. If Tenant uses machines or equipment (other than general office machines, personal computers and electronic data processing equipment not exceeding requirements of Normal Usage) in the Premises that affect the temperature otherwise maintained by the air conditioning system or otherwise overload any utility, Landlord may install supplemental air conditioning units or other supplemental equipment in the Premises, and the cost thereof, including the cost of installation, operation, use, and maintenance, shall be paid by Tenant to Landlord the first day of the following calendar month after Landlord has delivered to Tenant an invoice therefor. Landlord may permit operation of the HVAC system in the Premises outside of normal Building at it s then-current hourly overtime HVAC cost, currently $35.00/hour.

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(c)       Discontinuance. Landlord’s obligation to furnish services under Section 7 shall be subject to the rules and regulations of the supplier of such services and governmental rules and regulations. Landlord may, upon not less than thirty (30) days prior written notice to Tenant, discontinue any such service to the Premises, provided Landlord first arranges for a direct connection thereof through the supplier of such service. Tenant shall, however, be responsible for contracting with the supplier of such service and for paying all deposits for, and costs relating to, such service.

(d)       Restoration of Services; Abatement. Landlord shall use reasonable efforts to restore any service that becomes unavailable; however, such unavailability shall not (i) render Landlord liable for any damages caused thereby, (ii) be a constructive eviction of Tenant, (iii) constitute a breach of any express or implied warranty, or, except as provided in the next sentence, (iv) entitle Tenant to any abatement of Tenant’s obligations hereunder. However, if Tenant is prevented from making reasonable use of the Premises for more than thirty (30) consecutive days (or ten (10) consecutive days if the reason for such unavailability is within the reasonable control of Landlord) because of the unavailability of any such service, Tenant shall, as its exclusive remedy therefor, be entitled to a reasonable abatement of Rent for each consecutive day (including such 30-day or 10-day period, as applicable) that Tenant is so prevented from making reasonable use of the Premises.

(e)       Tenant Signage. Landlord shall place Tenant’s information in the electronic directory in the lobby of the Building and shall install building standard suite plaque or vinyl lettering as applicable to the location at Tenant’s entrance. The cost of the initial suite plaque shall be paid by Landlord; any future changes will be at Tenant’s sole expense.

(f)       Special Landlord Obligations.

(1)  Furniture. The parties acknowledge that there may be certain furniture existing within the Premises on the Commencement Date (the “Existing Furniture”). If Tenant elects to utilize the Existing Furniture following the Commencement Date, Landlord shall be deemed to have conveyed all rights to such furniture to Tenant on an “as is” with no representations or warranties whatsoever. In such case, Tenant shall remove all such Existing Furniture from the Premises (along with all such other items of personal property that Tenant is required to remove hereunder) at Tenant’s sole cost on expiration or termination of this Lease. If Tenant elects for the Existing Furniture to be removed, it shall notify Landlord prior to or within a reasonable time following the Commencement Date, and Landlord shall thereafter remove such Existing Furniture from the Premises at Landlord’s sole cost.

(2)  Painting. As requested by Tenant in writing prior to or within a reasonable time following the Commencement Date, Landlord shall repaint the interior walls of the Premises (or mutually-agreed sections thereof) in a color to be mutually agreed.

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SECTION 8. IMPROVEMENTS AND REPAIRS

(a)       Improvements; Alterations. (1) Except for the preapproved minor alterations listed in section 8(a)(2) below, following the Commencement Date, Tenant may alter or further improve the Premises, or paint or install fixed lighting or wiring in the Premises, only in accordance with plans and specifications which have been approved in writing by Landlord. Tenant shall not install decorations, signs, window or door lettering, or advertising media of any type in or facing the Common Area of the Building, without the written consent of Landlord. Any alterations, additions, or improvements (whether temporary or permanent in character, and including without limitation all air-conditioning equipment and all other equipment that is in any manner connected to the Building’s plumbing system) made in or upon the Premises following the Commencement Date, shall be removed by Tenant prior to the end of the Term, and Tenant shall repair any damage and shall restore the Premises to the condition it was in on the Commencement Date. Approval by Landlord of any of Tenant’s drawings and plans and specifications prepared in connection with any improvements in the Premises shall not constitute a representation or warranty of Landlord as to the adequacy or sufficiency of such drawings, plans and specifications, or the improvements to which they relate, for any use, purpose, or condition, but such approval shall merely be the consent of Landlord as required hereunder. Notwithstanding anything in this Lease to the contrary, and solely to the extent necessitated by any installations, additions, or alterations made in or to the Premises following the Commencement Date, Tenant shall be responsible for the cost of all work required in the Premises and Building to comply with the requirements of the Americans with Disabilities Act of 1990, and all rules, regulations, and guidelines promulgated thereunder, as the same may be amended from time to time. (2) Tenant, at Tenant’s sole cost, may install an access control system to the Premises, display the company’s name and logo on the door to the Premises, subject to the Landlord’s prior approval, and add a painting or decal of the company’s name and logo to the internal walls situated inside the suite.

(b)       Repairs; Maintenance. Tenant shall maintain the Premises in a clean, safe, operable and attractive condition, and shall not permit or allow to remain any waste or damage to any portion of the Premises. Tenant shall repair or replace, subject to Landlord’s direction and supervision, any damage to the Building caused by Tenant or Tenant’s agents, contractors, or invitees. If Tenant fails to make such repairs or replacements within fifteen (15) days after the occurrence of such damage, then Landlord may make the same at Tenant’s cost. In lieu of having Tenant repair any such damage outside of the Premises, Landlord may repair such damage at Tenant’s cost. The cost of any repair or replacement work performed by Landlord under this Section 8 shall be paid by Tenant to Landlord within ten (10) days after Landlord has delivered to Tenant an invoice therefor.

(c)       Performance of Work. All work described in this Section 8, except the minor alterations pre-approved in section 8(a)(2), shall be performed only by Landlord or by contractors and subcontractors approved in writing by Landlord. Tenant shall cause all contractors and subcontractors to procure and maintain insurance coverage against risks, in such amounts, and with such companies as Landlord may reasonably require, and to procure payment and performance bonds reasonably satisfactory to Landlord covering the cost of the work. All such work shall be performed in accordance with all legal requirements and in a good and workmanlike manner so as not to damage the Premises, the primary structure or structural qualities of the Building, or plumbing, electrical lines, or other utility transmission facility. All such work which may affect the HVAC, electrical system, or plumbing must be approved by Landlord.

(d)       Mechanic’s Liens. Tenant has no authority, express or implied, to create, permit or place any lien or encumbrance of any kind or nature whatsoever upon, or in any manner to bind, the interest of Landlord or Tenant in the Premises. Tenant acknowledges and agrees that in connection with all improvements or alterations to the Premises, (i) Tenant does not act as Landlord’s agent; (ii) the improvements or alterations are done solely for the benefit of Tenant; and (iii) the improvements or alterations do not “enrich” Landlord because they are specific to the needs of Tenant and therefore have little or no intrinsic value to Landlord. Tenant will save and hold Landlord harmless from any and all loss, cost or expense, including without limitation attorneys’ fees, based on or arising out of asserted claims or liens against the leasehold estate or against the title of Landlord in the Premises. If any such a mechanics lien or encumbrance is filed, then Tenant shall, within ten (10) days after Landlord has delivered notice of the filing to Tenant, either pay the amount of the lien or diligently contest such lien and deliver to Landlord a bond or other security reasonably satisfactory to Landlord. If Tenant fails to timely take either such action, then Landlord may pay the lien claim without inquiry as to the validity thereof, and any amounts so paid, including expenses and interest, shall be paid by Tenant to Landlord within ten (10) days after Landlord has delivered to Tenant an invoice therefor.

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(e)       Special Tenant Obligations. Tenant, at Tenant’s sole cost, may install an access control system to the Premises. If installed, Tenant shall remove such access system at Tenant’s sole cost on expiration or termination of this Lease.

SECTION 9. PERMITTED AND PROHIBITED USES	Tenant has access to the Premises three hundred sixty-five (365) days per year, twenty-four (24) hours a day, for all Permitted Uses. Tenant shall use the Premises only for the Permitted Use and shall comply with all laws, orders, rules, and regulations relating to the use, condition, and occupancy of the Premises, the Building, the parking areas and all common areas. The Premises shall not be used for selling retail goods to the public, and for a use which is disreputable, illegal or immoral; creates extraordinary fire hazards; results in a nuisance to other tenants; induces vibrations, noise, odors or blight noticeable by the public or other tenants; results in an increased rate of insurance on the Building or its contents or the storage of any hazardous materials or substances. If, because of Tenant’s acts or omissions, the rate of insurance on the Building or its contents increases, then such acts shall be an Event of Default. Tenant shall conduct its business and control its agents, employees, and invitees in such a manner as not to create any nuisance or interfere with other tenants or Landlord in its management of the Building. The total number of persons constituting Tenant and Tenant’s employees and agents that are using the Premises on a daily basis shall not exceed five (5) persons for every one thousand (1,000) square feet of rentable space or part thereof.

SECTION 10. ASSIGNMENT AND SUBLETTING

(a)       Transfers; Consent. Tenant shall not, without the prior written consent of Landlord, which consent Landlord shall not unreasonably withhold or condition, (i) assign, transfer, or encumber this Lease or any estate or interest herein, whether directly or by operation of law; (ii) permit any other entity to become Tenant hereunder by merger, consolidation, or other reorganization; (iii) permit the transfer of an ownership interest in Tenant which would result in a change in the current control of Tenant; (iv) sublet any portion of the Premises; (v) grant any license, concession, or other right of occupancy of any portion of the Premises; or (vi) permit the use of the Premises by any parties other than Tenant (any of the events listed in Sections 10(a)(i) through 10(a)(vi) being a “Transfer”). If Tenant requests Landlord’s consent to a Transfer, then Tenant shall provide Landlord with a written description of all terms and conditions of the proposed Transfer, copies of the proposed documentation (including but not limited to any sales agreement, assignments or sub-leases), and the following information about the proposed transferee: name and address; reasonably satisfactory information about its business and business history; proposed use of the Premises; current financial, and other credit information; and general references sufficient to enable Landlord to determine the proposed transferee’s creditworthiness and character. Tenant shall pay Landlord’s reasonable legal costs associated with any Transfer, in a sum not to exceed one thousand dollars ($1,000.00). If Landlord consents to a proposed Transfer, then the proposed transferee shall deliver to Landlord a written agreement whereby it expressly assumes the Tenant’s obligations hereunder. Landlord’s consent to a Transfer shall not release Tenant from performing its obligations under this Lease, but rather Tenant and its transferee shall be jointly and severally liable therefor. Landlord’s consent to any Transfer shall not waive Landlord’s rights to object to or deny any subsequent Transfers. Tenant authorizes its transferees to make payments of rent directly to Landlord upon receipt of notice from Landlord to do so.

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(b)       Cancellation. Landlord may, within thirty (30) days after submission of Tenant’s written request for Landlord’s consent to a Transfer, cancel this Lease (or, as to a subletting or assignment, cancel as to the portion of the Premises proposed to be sublet or assigned) as of the date the proposed Transfer was to be effective. If Landlord cancels this Lease as to any portion of the Premises, then Tenant may rescind its request for a Transfer within ten (10) days following its receipt of Landlord’s cancellation notice. If Landlord elects to cancel this Lease and Tenant fails to rescind its request for a Transfer, then this Lease shall cease for such portion of the Premises, and Tenant shall pay to Landlord all Rent accrued through the cancellation date relating to the portion of the Premises covered by the proposed Transfer. Thereafter, Landlord may lease such portion of the Premises to the prospective transferee (or to any other person) without liability to Tenant.

(c)       Additional Compensation. Tenant shall pay to Landlord, immediately upon receipt thereof, one-half (1/2) of all compensation received by Tenant for a Transfer that exceeds the Base Rent and Tenant’s share of Basic Costs allocable to the portion of the Premises covered thereby, less all transaction costs including but not limited to leasing commissions, legal fees, leasehold improvements, free rent and other disbursements reasonably incurred by Tenant.

SECTION 11. INSURANCE; WAIVERS; SUBROGATION; INDEMNITY

(a)       Tenant Insurance. Tenant shall at its expense procure and maintain throughout the Term the following insurance policies:

(1)  Commercial general liability (CGL) and, if necessary, commercial umbrella insurance, on an occurrence basis, with a limit of not less than two million dollars ($2,000,000.00) each occurrence. If such CGL insurance contains a general aggregate limit, it shall apply separately to this location. CGL insurance shall be written on ISO occurrence form CG 00 01 01 96 (or a substitute form providing equivalent coverage) and shall cover liability arising from premises, operations, independent contractors, products-completed operations, personal injury and advertising injury, liability assumed under an insured contract and the performance by Tenant of the indemnity agreements set forth in this Lease. Landlord shall be included as an insured under the CGL policy, using ISO additional insured endorsement CG 20 11 or a substitute providing equivalent coverage, and under the commercial umbrella, if any. This insurance shall apply as primary insurance with respect to any other insurance or self-insurance programs afforded to Landlord. There shall be no endorsement or modification of the CGL to make it excess over other available insurance; alternatively, if the CGL states that it is excess or pro rata, the policy shall be endorsed to be primary with respect to the additional insured. Tenant waives all rights against Landlord and its agents, officers, directors and employees for recovery of damages to the extent these damages are covered by the commercial general liability or commercial umbrella liability insurance maintained pursuant to this agreement.

(2)  Commercial property insurance covering (i) all office furniture, trade fixtures, office equipment, merchandise and all other items of Tenant’s property on the Premises installed by, for, or at the expense of Tenant, and (ii) the tenant improvements and Alterations. Such insurance shall cover the perils insured under the ISO special causes of loss form (CP 10 30) and shall include coverage for vandalism and malicious mischief, terrorism coverage for both certified and non-certified acts of terrorism, water damage, sprinkler leakage coverage, boiler and machinery (systems breakdown) and earthquake sprinkler leakage coverage. The amount insured shall equal the full replacement cost value new without deduction for depreciation of the covered items. Any coinsurance requirement in the policy shall be eliminated through the attachment of an agreed amount endorsement, the activation of an agreed value option, or as is otherwise appropriate under the particular policy form. In no event shall Landlord be liable for any damage to or loss of personal property sustained by Tenant, whether or not it is insured, even if such loss is caused by the negligence of Landlord, its employees, officers, directors or agents. Landlord and Tenant hereby waive any recovery of damages against each other (including their employees, officers, directors, agents, or representatives) for loss or damage to the Building, tenant improvements and betterments, fixtures, equipment, and any other personal property to the extent covered by the commercial property insurance required above. If the commercial property insurance purchased by Tenant as required above does not allow the insured to waive rights of recovery against others prior to loss, Tenant shall cause them to be endorsed with a waiver of subrogation as required above.

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(3)  Business income, Business interruption and extra expense insurance in such amounts as will reimburse Tenant for direct or indirect loss of earnings attributable to all perils commonly insured against by prudent tenants or attributable to prevention of access to the Premises or to the Building as a result of such perils. In no event shall Landlord be liable for any business interruption or consequential loss sustained by Tenant, whether or not it is insured, even if such loss is caused by the negligence of Landlord, its agents, employees, directors officers or contractors.

All such insurance policies shall be in form, and issued by companies, reasonably satisfactory to Landlord. By requiring insurance herein, Landlord does not represent that coverage and limits will necessarily be adequate to protect Tenant, and as such coverage and limits shall not be deemed as a limitation of Tenant’s liability under the indemnities granted to Landlord in this Lease.

(b)       Landlord Insurance. Landlord shall maintain, without cost to Tenant (except as otherwise provided in Basic Costs), with an insurer(s) holding a Best’s Rating of B+ or higher with a Financial Size of Class IX or higher, and reasonably acceptable to Tenant:

(1)  ISO Simplified Commercial General Liability Insurance. The limits of liability of such insurance shall be an amount not less (i) than three million dollars ($3,000,000.00) per occurrence, Bodily Injury including death, and three million dollars ($3,000,000.00) per occurrence, Property Damage Liability, or (ii) three million dollars ($3,000,000.00) combined single limit for Bodily Injury and Property Damage Liability; and

(2)  Property insurance on the Building, the Premises and the common areas insuring ninety percent (90%) of the full replacement value thereof (less foundations). The policy shall not include a deductible in excess of one hundred thousand dollars ($100,000.00), and shall include, but not be limited to, fire and extended coverage perils. The policy will contain appropriate endorsements waiving the insurer’s right of subrogation against Tenant.

(c)       Waiver of Negligence Claims; No Subrogation. Except to the extent due to Landlord’s negligence, willful misconduct or breach of this Lease, Landlord shall not be liable to Tenant or those claiming by, through, or under Tenant for any injury to or death of any person or persons or the damage to or theft, destruction, loss, or loss of use of any property or inconvenience (a “Loss”) caused by casualty, theft, fire, third parties, or any other matter (including Losses arising through repair or alteration of any part of the Building, or failure to make repairs, or from any other cause). LANDLORD AND TENANT AGREE TO HAVE THEIR RESPECTIVE INSURANCE COMPANIES ISSUING PROPERTY DAMAGE, WORKER’S COMPENSATION INSURANCE AND LOSS OF INCOME AND EXTRA EXPENSE INSURANCE WAIVE ANY RIGHTS OF SUBROGATION THAT SUCH COMPANIES MAY HAVE AGAINST LANDLORD OR TENANT, AS THE CASE MAY BE. NOTWITHSTANDING ANYTHING IN THIS LEASE TO THE CONTRARY, LANDLORD AND TENANT HEREBY WAIVE ANY RIGHT THAT EITHER MAY HAVE AGAINST THE OTHER ON ACCOUNT OF ANY LOSS OR DAMAGE IF SUCH LOSS OR DAMAGE IS INSURABLE UNDER THE PROPERTY DAMAGE OR LOSS OF INCOME AND EXTRA EXPENSE INSURANCE REQUIRED TO BE MAINTAINED HEREUNDER, WHETHER OR NOT SUCH INSURANCE IS ACTUALLY CARRIED BY THE RESPECTIVE PARTY (THIS WAIVER EXTENDS TO DEDUCTIBLES UNDER SUCH INSURANCE AND INCLUDES CLAIMS FOR LANDLORD’S OWN NEGLIGENCE).

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(d)       Indemnity. Subject to Section 11(c), each party shall defend, indemnify, and hold harmless the other party and its agents from and against all claims, demands, liabilities, causes of action, suits, judgments, and expenses (including attorneys’ fees) for any Loss arising from the indemnifying party’s failure to perform its obligations under this Lease, other than a Loss arising from the sole or gross negligence or willful misconduct, or breach of this Lease by the other party or its agents.

SECTION 12. SUBORDINATION; ATTORNMENT; NOTICE TO LANDLORD’S MORTGAGEE

(a)       Subordination. This Lease is subordinate to any deed of trust, mortgage, or other security instrument (a “Mortgage”) that now or hereafter covers all or any part of the Premises (the mortgagee under any Mortgage, or a prospective lender to any entity that is under contract to purchase the Building is referred to herein as “Landlord’s Mortgagee”). The provisions of this Section 12(a) shall be self-operative, and no further instrument shall be required to effect such subordination; however, Landlord may deliver to Tenant, and Tenant shall execute from time to time within ten (10) days after delivery to Tenant, an instrument from each Landlord’s Mortgagee evidencing the subordination of this Lease to any such Mortgage or Primary Lease, which instrument shall be on Landlord’s Mortgagee’s standard form, and which instrument shall include a provision that Tenant’s occupancy and use of the Premises shall not be disturbed so long as Tenant is not in default of this Lease.

(b)       Attornment. Tenant shall attorn to any party succeeding to Landlord’s interest in the Premises, whether by purchase, foreclosure, deed in lieu of foreclosure, power of sale, termination of lease, or otherwise, upon such succeeding party’s request, and shall execute such agreements confirming such attornment as such party may reasonably request.

(c)       Notice to Landlord’s Mortgagee. Tenant shall not seek to enforce any remedy it may have for any default on the part of the Landlord without first giving written notice by certified mail, return receipt requested, specifying the default in reasonable detail, to any Landlord’s Mortgagee whose address has been given to Tenant, and affording such Landlord’s Mortgagee a reasonable opportunity to perform Landlord’s obligations hereunder.

SECTION 13. RULES AND REGULATIONS	Tenant shall comply with the rules and regulations of the Building which are attached hereto as Exhibit B, and all parking rules and regulations that are attached hereto as Exhibit E. Landlord may, from time to time, change such rules and regulations for the safety, care, or cleanliness of the Building and related facilities, provided that such changes are reasonable, applicable to all similarly situated tenants of the Building, and will not unreasonably interfere with Tenant’s Permitted Use of the Premises. Tenant shall be responsible for the compliance with such rules and regulations by its employees, agents, and invitees, and with any subsequent rules and regulations as Landlord at any time or times hereafter may make and communicate in writing to Tenant, provided, however, that in case of any conflict or inconsistency between the provisions of this Lease and any of the Rules and Regulations as originally promulgated or as changed, the provisions of this Lease shall control.

SECTION 14. CONDEMNATION

(a)       Taking - Landlord’s and Tenant’s Rights. If any part of the Building is taken by right of eminent domain or conveyed in lieu thereof (a “Taking”), and such Taking prevents Tenant from conducting its business in the Premises in a manner reasonably comparable to that conducted immediately before such Taking, then Tenant may terminate this Lease as of the date of such Taking by giving written notice to Landlord within sixty (60) days after the Taking, and Rent shall be apportioned as of the date of such Taking. If the Taking is for less than the total Premises and Tenant remains able to conduct its business in the Premises in a manner reasonably comparable to that conducted immediately before such Taking, then Rent shall be adjusted on a reasonable basis as to that portion of the Premises rendered untenable by the Taking.

(b)       Taking - Landlord’s Rights. If any material portion, but less than all, of the Building becomes subject to a Taking, or if Landlord is required to pay any of the proceeds received for a Taking to Landlord’s Mortgagee, then this Lease, at the option of Landlord, exercised by written notice to Tenant within thirty (30) days after such Taking, shall terminate and Rent shall be apportioned as of the date of such Taking.

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(c)       Award. If any Taking occurs, then Landlord shall receive the entire award or other compensation for the Land, the Building, the leasehold estate and other improvements taken. Any value or award separately attributed to the leasehold shall belong to Landlord, and Tenant may separately pursue a claim against the condemnor only for the value of Tenant’s personal property which Tenant is entitled to remove under this Lease, moving costs and loss of business.

SECTION 15. FIRE OR OTHER CASUALTY

(a)       Repair Estimate. If the Premises or the Building are damaged by fire or other casualty (a “Casualty”), Landlord shall, within sixty (60) days after such Casualty, deliver to Tenant a good faith estimate (the “Damage Notice”) of the time needed to repair the damage caused by such Casualty.

(b)       Landlord’s and Tenant’s Rights. If a material portion of the Premises or the Building is damaged by Casualty such that Tenant is prevented from conducting its business in the Premises in a manner reasonably comparable to that conducted immediately before such Casualty and Landlord estimates that the damage caused thereby cannot be repaired within one hundred eighty (180) days after the commencement of repair, then Tenant may terminate this Lease by delivering written notice to Landlord of its election to terminate within thirty (30) days after the Damage Notice has been delivered to Tenant. If Tenant does not terminate this Lease, then (subject to Landlord’s rights under Section 15(c)), Landlord shall repair the Building or the Premises, as the case may be, as provided below, and Rent for the portion of the Premises rendered untenable by the damage shall be adjusted on a reasonable basis from the date of damage until the completion of the repair. Notwithstanding the above, if Tenant caused such damage, Tenant shall continue to pay Rent without abatement.

(c)       Landlord’s Rights. If a Casualty damages a material portion of the Building, and Landlord makes a good faith determination that restoring the Premises would be uneconomical, or if Landlord is required to pay any insurance proceeds arising out of the Casualty to Landlord’s Mortgagee, then Landlord may terminate this Lease by giving written notice of its election to terminate within thirty (30) days after the Damage Notice has been delivered to Tenant, and Base Rent hereunder shall be abated as of the date of the Casualty.

(d)       Repair Obligation. If neither party elects to terminate this Lease following a Casualty, then Landlord shall, within a reasonable time after such Casualty, commence to repair the Building and the Premises and shall proceed with reasonable diligence to restore the Building and Premises to substantially the same condition as they existed immediately before such Casualty; however, Landlord shall not be required to repair or replace any part of the furniture, equipment, fixtures, and other improvements which may have been placed by Tenant in the Premises, and Landlord’s obligation to repair or restore the Building or Premises shall be limited to the extent of the insurance proceeds actually received by Landlord for the Casualty in question.

SECTION 16. TAXES	Tenant shall be liable for all taxes levied or assessed against personal property, furniture, or fixtures placed by Tenant in the Premises. If any taxes for which Tenant is liable are levied or assessed against Landlord or Landlord’s property and Landlord elects to pay the same, or if the assessed value of Landlord’s property is increased by inclusion of such personal property, furniture or fixtures and Landlord elects to pay the taxes based on such increase, then Tenant shall pay to Landlord, as additional Rent and upon demand, that part of such taxes for which Tenant is primarily liable hereunder.

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SECTION 17. EVENTS OF DEFAULT

Each of the following occurrences (a) through (d) is an “Event of Default” by Tenant:

(a)       Tenant’s failure to pay Rent, or any other sums due from Tenant to Landlord under the Lease, when due, and such failure to pay is not cured within three (3) days of the date written notice of such event is received by Tenant (provided Tenant shall be entitled to no more than one (1) such notice during any rolling twelve (12) month period);

(b)       Tenant’s failure to perform, comply with, or observe any agreement or obligation of Tenant under this Lease (other than a payment obligation) on or before the tenth (10th) business day following written notice of such failure;

(c)       the filing of a petition by or against Tenant (the term “Tenant” shall include, for the purpose of this Section 17(c), any guarantor of the Tenant’s obligations hereunder) (i) in any bankruptcy or other insolvency proceeding; (ii) seeking any relief under any state or federal debtor relief law; (iii) for the appointment of a liquidator or receiver for all or substantially all of Tenant’s property or for Tenant’s interest in this Lease; or (iv) for the reorganization or modification of Tenant’s capital structure; provided that Tenant shall have sixty (60) days following the commencement of an involuntary proceeding to have such proceeding dismissed before such proceeding shall constitute an Event of Default;

(d)       Any admission, statement or action taken by Tenant indicating that it cannot meet its obligations as they become due, the making of any transfer in fraud of creditors, or the making by Tenant of an assignment for the benefit of its creditors; or

(e)       Tenant vacates and abandons the Premises.

Landlord’s Default. If Landlord fails to fulfill any covenant or provision of this Lease on its part to be performed and fail to remedy such failure within thirty (30) days after Tenant shall have given Landlord written notice of such failure, then the same shall be an Event of Default by Landlord and Tenant shall have the right to seek an action to (i) terminate this Lease based on material default of Landlord, (ii) seek a proportionate reduction in Base Rent to compensate Tenant due to Landlord’s default, or (iii) seek the remedy of specific performance requiring Landlord to perform its duty under this Lease.

SECTION 18. REMEDIES

Upon any Event of Default by Tenant, Landlord may, without further notice or demand, in addition to all other rights and remedies afforded Landlord hereunder or by law or equity, take any of the following actions:

(a)       Terminate this Lease, in which event, Tenant shall pay to Landlord the sum of (i) all Rent accrued hereunder through the date of termination, (ii) all amounts due under Section 19(a), and (iii) an amount equal to (A) the total Rent that Tenant would have been required to pay for the remainder of the Term discounted to present value at a per annum rate equal to the “Prime Rate” as published on the date this Lease is terminated by The Wall Street Journal, Southwest Edition, in its listing of “Money Rates”, minus (B) the then-present fair rental value of the Premises for such period, similarly discounted; or

(b)       Terminate Tenant’s right to possession of the Premises without terminating this Lease, in which event Tenant shall pay to Landlord (i) all Rent and other amounts accrued hereunder to the date of termination of possession, (ii) all amounts due from time to time under Section 19(a), and (iii) all Rent and other sums required hereunder to be paid by Tenant during the remainder of the Term, diminished by any net sums thereafter received by Landlord through reletting the Premises during such period. Landlord shall use reasonable efforts to relet the Premises. Landlord and Tenant agree that compliance with the following shall constitute reasonable efforts:

(1)  Landlord may relet the Premises on such market terms and conditions as is commercially reasonable as of such time period (including a term different from the Term, rental concessions, and alterations to, and improvement of, the Premises);

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(2)  however, Landlord shall not be obligated to relet the Premises before leasing other portions of the Project.

Landlord shall not be liable for, nor shall Tenant’s obligations hereunder be diminished because of, Landlord’s failure to relet the Premises or to collect rent due for such reletting. Tenant shall not be entitled to the excess of any consideration obtained by reletting over the Rent due hereunder. Reentry by Landlord in the Premises shall not affect Tenant’s obligations hereunder for the unexpired Term; rather, Landlord may, from time to time, bring action against Tenant to collect amounts due by Tenant, without the necessity of Landlord’s waiting until the expiration of the Term. Unless Landlord delivers written notice to Tenant expressly stating that it has elected to terminate this Lease, all actions taken by Landlord to exclude or dispossess Tenant of the Premises shall be deemed to be taken under this Section 18(b) without having terminated the Lease. If Landlord elects to proceed under this Section 18(b), it may at any time elect to terminate this Lease under Section 18(a).

(c)       Pursuant to Section 93.002 of the Texas Property Code, change the door locks to the Premises and exclude Tenant from the Premises. However, if Landlord has theretofore formally terminated this Lease or Tenant’s right of possession of the Premises due to an Event of Default, or if Event of Default is not subject to cure (such as, but without limitation, Tenant’s assignment or subletting, change of Permissible Use or change of trade name without Landlord’s consent), Landlord shall not be obligated to provide the key(s) to Tenant under any circumstances, and Landlord shall not be bound by the provisions of Section 93.002 of the Texas Property Code pertaining to the affixation of notice on the door of the Premises advising of any lockout and/or disclosing the time at which, and/or person from whom, the new key(s) to the Premises may be obtained.

SECTION 19. COSTS DUE TO DEFAULT; NO WAIVER

(a)       Costs Due to Default. Upon any Event of Default, Tenant shall pay to Landlord all costs incurred by Landlord (including court costs and reasonable attorneys’ fees and expenses) in (i) obtaining possession of the Premises, (ii) removing, storing and/or selling Tenant’s or any other occupant’s property, (iii) repairing, restoring, altering, remodeling, or otherwise putting the Premises into condition acceptable to a new tenant, (iv) if Tenant is dispossessed of the Premises and this Lease is not terminated, reletting all or any part of the Premises (including brokerage commissions, cost of tenant finish work, and other costs incidental to such reletting), and (v) performing Tenant’s obligations which Tenant failed to perform.

(b)       No Waiver. Landlord’s acceptance of all or a portion of Rent following an Event of Default shall not waive Landlord’s rights regarding such Event of Default. No waiver by Landlord of any violation or breach of any of the terms contained herein shall waive Landlord’s rights regarding any future violation of such term or violation of any other term.

SECTION 20. SURRENDER OF PREMISES	No act by Landlord shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept a surrender of the Premises shall be valid unless the same is made in writing and signed by Landlord. At the expiration or termination of this Lease, Tenant shall deliver to Landlord the Premises with all improvements located thereon in good repair and condition, reasonable wear and tear (and condemnation and fire or other casualty damage not caused by Tenant, as to which Sections 14 and 15 shall control) excepted, and shall deliver to Landlord all keys to the Premises. Tenant shall remove all unattached trade fixtures, furniture, and personal property placed in the Premises by Tenant (but Tenant shall not remove any such item which was paid for, in whole or in part, by Landlord). Additionally, Tenant shall remove such alterations, additions, improvements, trade fixtures, equipment, wiring, and furniture that is installed or placed in the Premises by Tenant following the Commencement Date. Tenant shall repair all damage caused by such removal. All items not so removed shall be deemed to have been abandoned by Tenant and may be appropriated, sold, stored, destroyed, or otherwise disposed of by Landlord without notice to Tenant and without any obligation to account for or to pay for such items. The provisions of this Section 20 shall survive the end of the Term.

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SECTION 21. HOLDING OVER	If Tenant fails to vacate the Premises at the end of the Term, then Tenant shall be a tenant at will and, in addition to all other damages and remedies to which Landlord may be entitled for such holding over, Tenant shall pay, in addition to the other Rent, a daily Base Rent equal to one hundred fifty percent (150%) of the daily Base Rent payable during the last month of the Term. In addition, in the event of such holding over, Tenant shall be liable for and shall indemnify Landlord for all costs, losses, awards, or judgments (or reasonable negotiated settlement amount if any claim results in a settlement prior to any judgment award) due to Landlord’s inability to deliver the Premises to a successor tenant due to Tenant’s holding over. Nothing contained herein shall be deemed Landlord’s consent to any holding over by Tenant.

SECTION 22. CERTAIN RIGHTS RESERVED BY LANDLORD

Provided that the exercise of such rights does not unreasonably interfere with Tenant’s occupancy of the Premises, Landlord has all rights afforded to an owner of property and not granted to Tenant per this Lease, including but not limited to the following rights:

(a)       to decorate and to make inspections, repairs, alterations, additions, changes, or improvements, whether structural or otherwise, in and about the Building or Project (all references to Building herein include the Project), or any part thereof for such purposes and, during the continuance of any such work, to temporarily close doors, entryways, public space, and corridors in the Building; to interrupt or temporarily suspend Building services and facilities; and to change the arrangement and location of entrances or passageways, doors, and doorways, corridors, elevators, stairs, restrooms, or other public parts of the Building;

(b)       to take such reasonable measures as Landlord deems advisable for the security of the Building and its occupants, including without limitation searching all persons entering or leaving the Building; evacuating the Building for cause, suspected cause, or for drill purposes; temporarily denying access to the Building; and closing the Building after normal business hours and on Saturdays, Sundays, and Holidays, subject, however, to Tenant’s right to enter when the Building is closed after normal business hours by means of personal electronic entry device and under such reasonable regulations as Landlord may prescribe from time to time which may include by way of example, but not of limitation, that persons entering or leaving the Building, whether or not during normal business hours, identify themselves to a security officer by registration or otherwise and that such persons establish their right to enter or leave the Building;

(c)       to change the name by which the Building is designated; and

(d)       to enter the Premises during business hours and upon giving Tenant reasonable notice (except in the case of any emergency) to show the Premises to existing or prospective purchasers, lenders, or tenants. Landlord acknowledges that Tenant may in the future deal with the US Government and the Premises may contain classified or confidential materials; accordingly, such reasonable notice shall include sufficient time for Tenant to remove any such materials (if any) before the premises are entered by unauthorized personnel.

SECTION 23. SUBSTITUTION SPACE

(a)       From time to time during the Term, Landlord may substitute for the Premises other space that has an area (rentable square feet) at least equal to that of the Premises and is located in the Building (the “Substitution Space”).

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(b)       If Landlord exercises such right by giving Tenant notice thereof (“Substitution Notice”) at least sixty (60) days before the effective date of such substitution, then (i) the description of the Premises shall be replaced by the description of the Substitution Space; and (ii) all of the terms and conditions of this Lease shall apply to the Substitution Space except that if the Substitution Space contains less square footage than the Premises, then the Base Rent then in effect shall be decreased proportionately. The effective date of such substitution (the “Substitution Effective Date”) shall be the date specified in the Substitution Notice or, if Landlord is required to perform tenant finish work to the Substitution Space under Section 23(c), then the date on which Landlord substantially completes such tenant finish work.

(c)       Tenant may either accept possession of the Substitution Space in its “as is” condition as of the Substitution Effective Date or require Landlord to alter the Substitution Space in the same manner as the Premises were altered or were to be altered. Tenant shall deliver to Landlord written notice of its election within ten (10) days after the Substitution Notice has been delivered to Tenant. If Tenant fails to timely deliver notice of its election or if an Event of Default then exists, then Tenant shall be deemed to have elected to accept possession of the Substitution Space in its “as is” condition. If Tenant timely elects to require Landlord to alter the Substitution Space, then Tenant shall continue to occupy the Premises (upon all of the terms of this Lease) until the Substitution Effective Date.

(d)       Tenant shall move from the Premises into the Substitution Space and shall surrender possession of the Premises by the Substitution Effective Date.

(e)       If Landlord exercises its substitution right, then Landlord shall reimburse Tenant for Tenant’s reasonable out-of-pocket expenses for moving Tenant’s furniture, equipment, supplies and communications equipment from the Premises to the Substitution Space and for reprinting Tenant’s stationery of the same quality and quantity of Tenant’s stationery supply on hand immediately prior to Landlord’s notice to Tenant of the exercise of this relocation right. In addition, Tenant’s Base Rent shall be abated for seven (7) days upon Tenant having moved into the Substitution Space.

SECTION 24. HAZARDOUS SUBSTANCES	The term “Hazardous Substances”, as used in this Lease shall mean pollutants, contaminants, toxic or hazardous wastes, or any other substances, the removal of which is required or the use of which is restricted, prohibited or penalized by any “Environmental Law,” which term shall mean any Law relating to health, pollution, or protection of the environment. Tenant hereby agrees that (a) Tenant will not allow any activity to be conducted on the Premises that will produce any Hazardous Substances; (b) Tenant will not allow the Premises to be used in any manner for the storage of any Hazardous Substances except for any temporary storage of incidental amounts of standard office and cleaning materials that are used in the ordinary course of Tenant’s business (the “Permitted Materials”) provided such Permitted Materials are properly stored in a manner and location satisfying all Environmental Laws; (c) Tenant will not allow any portion of the Premises to be used as a landfill or a dump; (d) Tenant will not install any underground tanks of any type; (e) Tenant will not allow any surface or subsurface conditions to exist or come into existence that constitute, or with the passage of time may constitute, a public or private nuisance; (f) Tenant will not permit any Hazardous Substances to be brought onto the Premises, except for the Permitted Materials, and if any Hazardous Substances other than Permitted Materials are brought or found located thereon, the same shall be immediately removed by Tenant, with proper disposal, and all required cleanup procedures shall be diligently undertaken pursuant to all Environmental Laws; and (g) Tenant shall remove all Permitted Materials from the Premises in a manner acceptable to Landlord before Tenant’s right to possess the Premises is terminated. If at any time during or after the Term, the Premises are found to be so contaminated or subject to such conditions due to Tenant’s actions, Tenant shall defend, indemnify and hold Landlord harmless from all claims, demands, actions, liabilities, costs, expenses, damages and obligations of any nature arising from or as a result of the use of the Premises by Tenant, including Landlord’s legal fees and costs incurred, except for any conditions or contamination caused by Landlord. The foregoing indemnity shall survive termination or expiration of this Lease. Landlord may enter the Premises and conduct environmental inspections and tests therein as it may reasonably require from time to time, provided that Landlord shall use reasonable efforts to minimize the interference with Tenant’s business. Such inspections and tests shall be conducted at Landlord’s expense, unless they reveal the presence of Hazardous Substances (other than Permitted Materials or those placed in the Premises by Landlord) or that Tenant has not complied with the requirements set forth in this Section 24, in which case Tenant shall reimburse Landlord for the cost thereof within ten (10) days after Landlord’s request therefor.

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SECTION 25. TENANT EQUIPMENT

(a)       Access by Tenant Prior to Commencement of Term. Landlord at its discretion may permit Tenant and its agents, including contractors, subcontractors, suppliers, or workmen to enter the Premises prior to the Commencement Date to prepare the Premises for Tenant’s use and occupancy. Any such permission shall constitute a license only, conditioned upon Tenant’s:

(1)  working in harmony with Landlord and Landlord’s agents, contractors, workmen, mechanics and suppliers and with other tenants and occupants of the Building;

(2)  furnishing Landlord with such insurance as Landlord may require against liabilities which may arise out of such entry.

Landlord shall have the right to withdraw such license for any reason upon twenty-four (24) hours written notice to Tenant. Landlord shall not be liable in any way for any injury, loss or damage which may occur to any of Tenant’s property or installations in the Premises prior to the Commencement Date. Tenant shall protect, defend, indemnify and save harmless Landlord from all liabilities, costs, damages, fees and expenses arising out of the activities of Tenant or its agents, invitees, contractors, suppliers or workmen in the Premises or the Building. Any entry and occupation permitted under this Section shall be governed by Section 13 and all other terms of the Lease.

(b)       Tenant Equipment. Upon Landlord’s written approval, which shall not be unreasonably withheld or delayed, Tenant may install the following Tenant Equipment at a location or locations approved by Landlord in its sole discretion: (a) additional HVAC equipment; (b) I.T. equipment; (c) satellite equipment; (d) a power generator system; and/or (e) telecom and data cabling. Tenant shall be responsible for all costs associated with the Tenant Equipment, including but not limited to costs of installation, maintenance, repair, and removal and restoration pursuant to Section 25(c) below.

(c)       Tenant’s Duty to Restore Premises. To the extent that Tenant, or anyone acting on behalf of Tenant, installs Tenant Equipment in the Premises, upon the expiration or termination of this Lease, Tenant shall, at Tenant’s sole cost and expense, remove all Tenant Equipment and restore the Premises to substantially its former condition. All such removal and restoration performed by or on behalf of Tenant shall be performed diligently, in a good and workmanlike manner and in accordance with applicable governmental laws, rules and regulations. In the event Tenant fails, in the reasonable judgment of Landlord, to remove Tenant Equipment and restore the Premises to substantially its former condition, and such failure is not cured within five (5) days after Tenant’s receipt of written notice thereof from Landlord, Landlord shall have the right to perform such removal and restoration, and Tenant shall pay Landlord on demand the cost thereof plus a construction management fee of ten percent (10%) of such cost.

(d)       Tenant Indemnification of Landlord and Agents. Tenant shall protect, defend, indemnify and save harmless Landlord and its agents, including Aquila Management Services, from all liabilities, costs, damages, fees and expenses, as well as all claims, demands, liabilities, causes of action, suits, judgments (or reasonable negotiated settlement amount if any claim results in a settlement prior to any judgment award), and expenses (including attorneys’ fees) arising from or as a result of the installation and removal of Tenant Equipment, restoration of the Premises, and other activity by Tenant or its agents, invitees, contractors, subcontractors, suppliers or workmen in the Premises or the Building. The foregoing indemnity shall survive termination or expiration of this Lease.

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SECTION 26. MISCELLANEOUS

(a)       Landlord Transfer. Landlord may transfer, in whole or in part, the Building and any of its rights under this Lease. If Landlord assigns its rights under this Lease and the assignee assumes all of Landlord’s liabilities under the Lease arising following such transfer, then Landlord shall thereby be released from any obligations under this Lease following such transfer.

(b)       Landlord’s Liability. The liability of Landlord to Tenant for any default by Landlord under the terms of this Lease shall be limited to Tenant’s actual direct, but not special, incidental, or consequential, damages related thereto, and shall only be recoverable from the interest of Landlord in the Building, and Landlord shall not be personally liable for any deficiency.

(c)       Force Majeure. Other than for Tenant’s monetary obligations under this Lease and obligations which can be cured by the payment of money (e.g., maintaining insurance), whenever a period of time is herein prescribed for action to be taken by either party hereto, such party shall not be liable or responsible for, and there shall be excluded from the computation for any such period of time, any delays due to strikes, riots, acts of God, shortages of labor or materials, war, governmental laws, regulations, delay or restrictions, or any other causes of any kind whatsoever which are beyond the control of such party.

(d)       Brokers. Landlord and Tenant each warrant to the other that it has not dealt with any broker or agent in connection with the negotiation or execution of this Lease, except for Landlord’s Broker and Tenant’s Broker, as may be shown in the Basic Lease Information. Landlord’s Broker and Tenant’s Broker shall be paid by the party named next to the name of the Broker as shown in the Basic Lease Information. Except as specifically set forth in this subsection (d), Tenant and Landlord shall each indemnify the other against all costs, expenses, attorneys’ fees, and other liability for commissions or other compensation claimed by any broker or agent claiming the same by, through, or under the indemnifying party.

(e)       Estoppel Certificates and Financial Information. From time to time, Tenant shall furnish to any party designated by Landlord, within ten (10) days after Landlord has made a request therefor, a certificate signed by Tenant confirming and containing such factual certifications and representations as to this Lease as Landlord or Landlord’s Mortgagee may reasonably request. Further, from time to time (but not more often than once in any given six (6) month period), within ten (10) days after Landlord’s request therefor, Tenant shall furnish to Landlord or Landlord’s Mortgagee the most recent annual financial statements, including the last four (4) quarters’ balance sheet and income statement, as prepared in Tenant’s standard form.

(f)       Notices. All notices and other communications given pursuant to this Lease shall be in writing and shall be (i) mailed by first class, United States Mail, postage prepaid, certified, with return receipt requested, and addressed to the parties hereto at the address specified in the Basic Lease Information, or (ii) hand delivered or delivered by overnight delivery service to the intended address. Notice sent by certified mail, postage prepaid, shall be effective three (3) business days after being deposited in the United States Mail; all other notices shall be effective upon delivery to the address of the addressee. The parties hereto may change their addresses by giving notice thereof to the other in conformity with this provision.

(g)       Severability. If any clause or provision of this Lease is illegal, invalid, or unenforceable under present or future laws, then the remainder of this Lease shall not be affected thereby and in lieu of such clause or provision, there shall be added as a part of this Lease a clause or provision as similar in terms to such illegal, invalid, or unenforceable clause or provision as may be possible and be legal, valid, and enforceable.

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(h)       Amendments; Binding Effect. This Lease may not be amended except by instrument in writing signed by Landlord and Tenant. No provision of this Lease shall be deemed to have been waived by Landlord or Tenant unless such waiver is in writing signed by such party, and no custom or practice which may evolve between the parties in the administration of the terms hereof shall waive or diminish the right of Landlord or Tenant to insist upon the performance by the other party in strict accordance with the terms hereof. The terms and conditions contained in this Lease shall inure to the benefit of and be binding upon the parties hereto, and upon their respective successors in interest and legal representatives, except as otherwise herein expressly provided. This Lease is for the sole benefit of Landlord and Tenant, and, other than Landlord’s Mortgagee, no third party shall be deemed a third party beneficiary hereof.

(i)       Quiet Enjoyment. So long as there is no uncured Event of Default, Tenant shall peaceably and quietly hold and enjoy the Premises for the Term, without hindrance from Landlord or any party claiming by, through, or under Landlord, subject to the terms and conditions of this Lease.

(j)       Joint and Several Liability. If there is more than one Tenant, then the obligations hereunder imposed upon Tenant shall be joint and several. If there is a guarantor of Tenant’s obligations hereunder, then the obligations hereunder imposed upon Tenant shall be the joint and several obligations of Tenant and such guarantor, and Landlord need not first proceed against Tenant before proceeding against such guarantor nor shall any such guarantor be released from its guaranty for any reason whatsoever.

(k)       Captions. The captions contained in this Lease are for conveniences of reference only, and do not limit or enlarge the terms and conditions of this Lease.

(l)       No Offer. The submission of this Lease to Tenant shall not be construed as an offer, nor shall either party have any right under this Lease unless mutual execution of this Lease by Landlord and Tenant. Neither the prospective Landlord nor the prospective Tenant shall have any obligation to negotiate the terms of a possible lease and may withdraw from negotiations at any time for any reason or for no reason, without liability to the other party.

(m)       Exhibits. All exhibits and attachments hereto are incorporated herein by this reference.

(n)       Entire Agreement. This Lease and the Basic Lease Information executed concurrently herewith constitutes the entire agreement between Landlord and Tenant regarding the subject matter hereof and supersedes all oral statements and prior writings relating thereto. Except for those set forth in this Lease and the Basic Lease Information, no representations, warranties, or agreements have been made by Landlord or Tenant to the other with respect to this Lease or the obligations of Landlord or Tenant in connection therewith.

(o)       Dates of Performance. In the event that any date for performance by either party of any obligation hereunder required to be performed by such party falls on a Saturday, Sunday, or Holiday, the time for performance of such obligation shall be deemed extended until the next business day following such date.

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(p)       Non-Disclosure. Landlord and Tenant agree that the terms of this Lease are confidential and constitute proprietary information of the parties hereto. Each of the parties hereto agrees that such party, and its respective partners, officers, directors, and attorneys, shall not disclose (including by press release, internet article, or other such publicity of any kind to the public or press) the terms and conditions of this Lease to any other person without the prior written consent of the other party hereto except pursuant to an order of a court of competent jurisdiction; provided, however, that either party may release (i) the fact this lease was consummated including the name of Landlord and Tenant, location and size of the Premises, Term of the Lease and the identity of the brokers involved, and (ii) the terms of this Lease to its lenders or prospective lenders or its respective accountants who audit its respective financial statements or prepare its respective tax returns, to any prospective transferee of all or any portions of their respective interests hereunder (including a prospective assignee or subtenant of Tenant), to any governmental entity, agency or person to whom disclosure is required by applicable law, regulation or duty of diligent inquiry and in connection with any action brought to enforce the terms of this Lease, on account of the breach or alleged breach hereof or to seek a judicial determination of the rights or obligations of the parties hereunder.

(q)       Time of the Essence. Time is of the essence in this Lease and each and every term, condition and provision hereof.

(r)       Waiver of Jury Trial. The parties hereto desire and intend that any disputes arising between them with respect to or in connection with this Lease be subject to expeditious resolution in a court trial without a jury. Therefore, the parties hereto each hereby waive the right to trial by jury of any cause of action, claim, counterclaim or cross-complaint in any action, proceeding or other hearing brought by any of the parties hereto against any other of the parties hereto on any matter whatsoever arising out of or in any way connected with this Lease or the matters contemplated thereby or any claim of injury or damage or the enforcement of any remedy under any law, statute or regulation, emergency or otherwise, now or hereafter in effect.

(s)       Attorneys’ Fees. In the event either party files suit or is required to appear before a court of competent jurisdiction, to enforce any rights such party may have under the Lease, to request a court to interpret any provisions of this Lease, or to seek a declaration of such party’s rights under this Lease or the existence of a violation or default under this Lease, the party prevailing in such action (the “Prevailing Party”) shall be entitled, in addition to any remedy or damages awarded to the Prevailing Party, the Prevailing Party’s costs of court, out of pocket expenses, and attorneys’ fees. Attorneys’ fees shall include attorneys’ fees on any appeal, bankruptcy matters, costs of collection, and in addition a party entitled to attorneys’ fees shall be entitled to all other reasonable costs for investigating such action, taking depositions and the discovery, travel, experts’ fees, and all other necessary costs incurred in such litigation. The term “prevailing party” as used herein shall mean the party who obtains substantially the relief sought.

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DATED as of the date first written above.

LANDLORD:	Velocity Real Estate Holdings, LLC, a Texas limited liability company

By:	/s/ Debbie Mitchell
Name:	Debbie Mitchell
Title:	President/CEO

TENANT:	Swarmer, Inc., a Delaware C Corporation

By:	/s/ Alexander Fink
Name:	Alexander Fink
Title:	President & CEO

EXHIBIT A

OUTLINE OF PREMISES

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EXHIBIT B

BUILDING RULES AND REGULATIONS

The following rules and regulations shall apply to the Premises, the Building, the Project, and the exterior walkways and parking area associated therewith (“Common Area”), the land and the appurtenances thereto:

1.	Sidewalks, doorways, vestibules, halls, stairways, and other similar areas shall not be obstructed by tenants or used by any tenant for purposes other than ingress and egress to and from their respective leased premises and for going from one to another part of the Building. To maintain correct balance of the Building’s HVAC systems, the main entryway between the Premises and the common area hallways shall not be permanently left open.

2.	Plumbing, fixtures and appliances shall be used only for the purposes for which designed, and no sweepings, rubbish, rags or other unsuitable material shall be thrown or deposited therein. Damage resulting to any such fixtures or appliances from misuse by a tenant or its agents, employees or invitees, shall be paid by such tenant.

3.	No signs, advertisements or notices shall be painted or affixed on or to any windows or exterior doors or other part of the Common Area without the prior written consent of Landlord. No curtains or other window treatments shall be placed between the glass and the Building standard window treatments.

4.	Landlord shall provide and maintain an alphabetical directory for all tenants in the main lobby of the Building for all buildings having an electronic directory. Landlord shall provide a building standard sign plaque with Tenant’s name next to the main door to the Premises. Tenant shall not erect any signs, plaques or names other than as provided for by Landlord.

5.	Landlord shall provide all door locks in each tenant’s leased premises, and no tenant shall place any additional door locks in its leased premises without Landlord’s prior written consent. Landlord shall furnish to each tenant a reasonable number of keys or access cards to such tenant’s leased premises, and no tenant shall make a duplicate thereof.

6.	Movement in or out of the Building of furniture or office equipment, or dispatch or receipt by tenants of any bulky material, merchandise or materials which require use of elevators or stairways, or movement through the Building entrances or lobby shall be conducted under Landlord’s supervision at such times and in such a manner as Landlord may reasonably require. Each tenant assumes all risks of and shall be liable for all damage to articles moved and injury to persons or public engaged or not engaged in such movement, including equipment, property and personnel of Landlord if damaged or injured as a result of acts in connection with carrying out this service for such tenant.

7.	Landlord may prescribe weight limitations and determine the locations for safes, filing cabinets, and other heavy equipment or items, which shall in all cases be placed in the Building so as to distribute weight in a manner acceptable to Landlord which may include the use of such supporting devices as Landlord may require. All damages to the Building caused by the installation or removal of any property of a tenant, or done by a tenant’s property while in the Building, shall be repaired at the expense of such tenant.

8.	Exterior doors, when not in use, shall be kept closed. Nothing shall be swept or thrown into the corridors, halls, elevator shafts or stairways. No birds or animals shall be brought into or kept in, on or about any tenant’s leased premises. No portion of any tenant’s leased premises shall at any time be used or occupied as sleeping or lodging quarters.

9.	Tenant shall cooperate with Landlord’s employees in keeping its leased premises neat and clean.

10.	Tenant shall not make or permit any improper, objectionable or unpleasant noises or odors in the Building or otherwise interfere in any way with other tenants or persons having business with them.

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11.	No machinery of any kind (other than normal office equipment) shall be operated by any tenant on its leased area without Landlord’s prior written consent, nor shall any tenant use or keep in the Building any flammable or explosive fluid or substance other than standard office and cleaning supplies.

12.	Landlord will not be responsible for lost or stolen personal property, money or jewelry from tenant’s leased premises or public or common areas regardless of whether such loss occurs when the area is locked against entry or not.

13.	Except for machines used exclusively by Tenant’s employees, no vending or dispensing machines of any kind may be maintained in any leased premises without the prior written permission of Landlord.

14.	All mail chutes located in the Building shall be available for use by Landlord and all tenants of the Building according to the rules of the United States Postal Service.

15.	Tenant shall turn off all lighting and equipment when Tenant is not using the Premises, except for such equipment that is normally operated on a full time basis such as fax machines, refrigerators, computer servers, etcetera.

16.	Tenant shall not prepare any foodstuffs or operate any food equipment or stoves other than is typical in an office kitchenette, such as coffee machines, microwave oven, and the like. In no event shall any cooking equipment having an open flame be operated in the Premises.

17.	Tenant shall not use any electronic equipment that causes any electronic interference with standard office equipment used by Landlord or any other tenant. Tenant shall not install any electronic equipment such as antennas, reception dishes, telephone, microwave or other similar transmission dishes, or their progeny, outside of the Premises or on the sides or top of the Building.

These rules may be amended or supplemented as reasonably determined by Landlord and as long as such amendment or supplement is equally applied to all similarly situated tenants in the Building and in the Project.

[end of Exhibit B]

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EXHIBIT C

BASIC COSTS

The term “Basic Costs” shall mean all expenses and disbursements of every kind (subject to the limitations set forth below) which Landlord incurs, pays or becomes obligated to pay in connection with the ownership, operation, and maintenance of (i) the Building, (ii) all parking areas servicing the Building, and (iii) all common areas owned by Landlord that are appurtenant to the Building (all such areas described in (i), (ii) and (iii) collectively “Improvements”), all determined in accordance with generally accepted accounting principles consistently applied, including but not limited to the following:

1.	Wages and salaries (including management fees or fees paid to an independent management company) of all employees engaged in the operation, repair, replacement, maintenance, and security of the Improvements, including taxes, insurance and benefits relating thereto;

2.	All supplies and materials used in the operation, maintenance, repair, replacement, and security of the Improvements;

3.	Annual cost of all capital improvements made to the Improvements which although capital in nature can reasonably be expected to reduce the normal operating costs of the Improvements, as well as all capital improvements made in order to comply with any law hereafter promulgated by any governmental authority, as amortized over the useful economic life of such improvements as determined by Landlord in its reasonable discretion (without regard to the period over which such improvements may be depreciated or amortized for federal income tax purposes);

4.	Cost of all utilities for the Improvements, other than the cost of utilities actually reimbursed to Landlord by the Building’s tenants (including Tenant under Section 7(b) of this Lease);

5.	Cost of any insurance or insurance related expense applicable to the Improvements and Landlord’s personal property used in connection therewith;

6.	Cost of repairs, replacements, and general maintenance of the Improvements;

7.	Cost of service or maintenance contracts with independent contractors for the operation, maintenance, repair, replacement, or security of the Improvements (including, without limitation, alarm service, window cleaning, and elevator maintenance);

8.	Cost of providing maintenance, utilities and cleaning services to any tenant premises to the extent same are not separately reimbursed by any such tenant;

9.	Taxes (described below); and

10.	The Building’s proportionate share of all expenses and disbursements of every kind (subject to the limitations set forth below), and not accounted for as part of the definition of Basic Costs pursuant to subparagraphs 1 through 9 above, which Landlord incurs, pays or becomes obligated to pay in connection with the ownership, operation and maintenance of the common areas of the Project (including the associated parking facilities to the extent not already accounted for, driveways and landscaped areas), determined in accordance with generally accepted accounting principles consistently applied, including but not limited to the following:

a.	annual cost of all capital improvements made to the common areas that, although capital in nature, can reasonably be expected to reduce the normal operating costs of the Project, as well as all capital improvements made in order to comply with any law hereafter promulgated by any governmental authority, as amortized over the useful economic life of such improvements as determined by Landlord in its reasonable discretion (without regard to the period over which such improvements may be depreciated or amortized for federal income tax purposes);

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b.	cost of all utilities for the common areas of the Project (including, without limitation, landscape irrigation and parking lot lighting), other than the costs of utilities actually reimbursed to Landlord by the tenants of the Project;
c.	cost of any insurance or insurance related expense applicable to the common areas of the Project and Landlord’s personal property used in connection therewith;
d.	cost of repairs, replacements and general maintenance of the common areas of the Project; and
e.	cost of service or maintenance contracts with independent contractors for the operation, maintenance, repair and replacement of the common area improvements.

As used herein the term “Taxes” shall mean all taxes and assessments and governmental charges whether federal, state, county or municipal and whether they be by taxing or management districts or authorities presently taxing or by others, subsequently created or otherwise, and any other taxes and assessments attributable to the Project (or its operation), including the buildings and the grounds, parking areas, driveways and alleys around the buildings, excluding, however, (A) any interest or penalties; (B) any capital levy, estate, succession, inheritance, transfer, sales, use or franchise taxes, or any income, profits, or revenue tax, assessment or charge imposed upon the rent received as such by Landlord under this Lease.

Notwithstanding subsection (B) of the previous paragraph, the tax imposed pursuant to the 2006 amendments to the Texas Tax Code, Chapter 171, and all subsequent legislation altering, amending, or modifying such amendments, pertaining to certain franchise, margin, revenue, or income taxes, imposed on any entity pursuant to such legislation, and any assessments or charges or part thereof so based, shall be deemed to be included within the term “Taxes” and shall not be excluded by subsection (B) of the previous paragraph. If at any time during the Term of this Lease the present method of taxation shall be further changed by the taxing authorities, so that the whole or any part of the taxes, assessments or governmental charges shall be discontinued or reduced, and that as a substitute thereof or in lieu of or in addition thereto, taxes, assessments and governmental charges shall be levied, assessed, or imposed, wholly or partially, on (or shall be calculated with reference to rents received from the Project or rents reserved herein or the income of Landlord received directly from the Project), then such substituted, additional or increased taxes, assessments and governmental charges, to the extent so levied, assessed or imposed, shall be deemed to be included within the definition of Taxes. Notwithstanding anything to the contrary in this Exhibit C or elsewhere in this Lease, the tax, if any, imposed pursuant to Texas Tax Code, Chapter 171, as it may be amended, and any substituted tax set forth in the preceding sentence, shall be calculated, throughout the term of this Lease, including any extensions, as if the Project is the sole asset of any nature owned by Landlord.

Notwithstanding the foregoing, the following are specifically excluded from the definition of the term “Basic Costs”:

(i)	costs for capital improvements made to the Building or Project, other than capital improvements described in subparagraphs 3 and 10 above of this Exhibit, and except for items which, though capital for accounting purposes, are properly considered maintenance and repair items, such as painting of common areas, replacement of carpet in elevator lobbies, and the like;
(ii)	executives’ salaries above the grade of building manager;
(iii)	costs for repair, replacements and general maintenance paid by proceeds of insurance or by Tenant or other third parties, and alterations attributable solely to tenants of the Building other than Tenant; for interest, amortization or other payments on loans to Landlord;
(iv)	depreciation of the Improvements;
(v)	leasing commissions;
(vi)	legal expenses, other than those incurred for the general benefit of the Building’s tenants (e.g., real estate tax disputes);
(vii)	repairs or replacements incurred by reason of fire or other casualty that is covered under any insurance policy maintained by Landlord;
(viii)	any losses due to condemnation;
(ix)	renovating or otherwise improving space for occupants of the Building or non-Common Area vacant space in the Building;
(x)	expenses of Landlord in curing defaults or performing work expressly provided in this Lease to be borne at Landlord’s expense;
(xi)	federal income taxes imposed on or measured by the income of Landlord from the operation of the Improvements;

C-2

(xii)	debt service, refinancing costs and mortgage interest and amortization payments;
(xiii)	expenses incurred by Landlord to resolve disputes, enforce or negotiate lease terms with prospective or existing tenants or in connection with any financing, sale or syndication of the Improvements; and
(xiv)	Landlord’s general corporate overhead and administrative expenses, except if it is solely for the Improvements.

[end of Exhibit C]

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EXHIBIT D

PARKING

1.	Landlord shall provide at no cost, and so long as there is no Event of Default, Tenant shall be permitted to use, vehicular parking spaces (including visitor and handicap) in the unreserved parking area associated with the Building at a ratio of 5.25 spaces per 1,000 rentable square feet (the “Parking Facilities”) during the Term at no charge and subject to such terms, conditions and regulations as are from time to time applicable to patrons of the Parking Facilities.

2.	Tenant shall at all times comply with all Laws respecting the use of the Parking Facilities. Landlord reserves the right to adopt, modify, and enforce reasonable rules and regulations governing the use of the Parking Facilities or the Property, from time to time, including any key-card, sticker, or other identification or entrance systems and hours of operations. Landlord may refuse to permit any person who violates such rules and regulations to park in the Parking Facilities, and any violation of the rules and regulations shall subject the automobile in question to removal from the Parking Facilities.

3.	Unless specified to the contrary above, the parking spaces shall be provided on an unreserved, “first-come, first-served” basis. Tenant acknowledges that Landlord has arranged or may arrange for the Parking Facilities to be operated by an independent contractor, un-affiliated with Landlord. In such event, Tenant acknowledges that Landlord shall have no liability for claims arising through acts or omissions of such independent contractor. Landlord shall have no liability whatsoever for any damage to vehicles or any other items located in or about the Parking Facilities, and in all events, Tenant agrees to seek recovery from its insurance carrier and to require Tenant’s employees to seek recovery from their respective insurance carriers for payment of any property damage sustained in connection with any use of the Parking Facilities.

4.	No portion of the parking areas may be used for any purpose other than the temporary parking of street-legal automobiles, except that no oversize vehicles, trailers or campers may be parked. There shall be no vehicular maintenance, washing, cleaning, detailing, or similar activities performed in the parking area. All vehicles shall be parked within the lines of a parking space and all vehicles shall obey all directional and restrictive signs placed in the parking areas.

5.	If any governmental authority requires same, Landlord may impose parking fees or parking restrictions (i.e., car pool parking limitations). In the event parking fees are imposed as allowed herein, Tenant may offer parking validation in a form determined by Landlord. If parking fees are imposed, the payee of such fees shall pay to Landlord all state taxes assessed against such parking fees pursuant to Title 2 of the Texas Tax Code. Landlord reserves the right to assign specific parking spaces, and to reserve parking spaces for visitors, small cars, handicapped persons and for other tenants, guests of tenants or other parties, with assigned and/or reserved spaces. Such reserved spaces may be relocated as determined by Landlord from time to time, and Tenant and persons designated by Tenant hereunder shall not park in any such assigned or reserved parking spaces. Landlord also reserves the right to close all or any portion of the Parking Facilities, at its discretion or if required by casualty, strike, condemnation, repair, alteration, act of God, Laws, or other reason beyond Landlord’s reasonable control; provided, however, that except for matters beyond Landlord’s reasonable control, any such closure shall be temporary in nature.

[end of Exhibit D]

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EXHIBIT E

COMMENCEMENT DATE MEMORANDUM

Re:	Lease dated October 20, 2025 (the “Lease”) between Velocity Real Estate Holdings, LLC, a Texas limited liability company (“Landlord”) and Swarmer, Inc., a Delaware C Corporation (“Tenant”) for the Premises described below. Unless otherwise specified, all capitalized terms used herein shall have the same meanings as in the Lease.

Landlord and Tenant agree that:

The Premises subject to the Lease are Suite 330, on the third floor, at 4515 Seton Center Parkway, Austin, Texas 78759.

The rentable square feet are 2,893.

Tenant has accepted possession of the Premises. Tenant acknowledges the Premises are usable by Tenant as intended, the Building and the Premises are satisfactory, Tenant accepts the Premises, and Landlord has performed all of its obligations with respect to the Premises (except for punch-list items, if any, attached to this Memorandum).

The Commencement Date of the Lease is October 20, 2025

The Expiration Date of the Lease is December 31, 2027

Tenant’s address at the Premises after the Commencement Date is:

name:	Swarmer Inc., a Delaware C Corporation
attention:	Alexander Fink, President & US CEO
address:	4515 Seton Center Parkway, Ste. 330, Austin, Texas 78759

The terms and conditions of the Lease constitute the complete final agreement of Landlord and Tenant and are ratified and acknowledged to be unchanged and in full force and effect.

EXECUTED as of _______________________.

LANDLORD:	Velocity Real Estate Holdings, LLC, a Texas limited liability company

By:
Name:
Title:

TENANT:	Swarmer, Inc., a Delaware C Corporation

By:	/s/ Alexander Fink
Name:	Alexander Fink
Title:	President & US CEO

Addendum